Exhibit 99.1

Synergy Resources Provides Operations Update on 2012 Drilling Program

PLATTEVILLE, CO, March 5, 2012: Synergy Resources Corporation (NYSE Amex: SYRG), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (the “D-J Basin”), today provided an update on the Company’s recent drilling activities.  Since commencing the 2012 Program with Ensign Rig #33 on August 1, 2011, the Company has drilled 31 wells, of which 23 have been completed and 8 are in the completion phase.  Synergy plans to drill 16 more wells before fiscal year-end August 31st.

Since our last operations update on January 12, 2012, the following wells have been drilled or completed:

Haythorn:

On the Haythorn lease, Synergy drilled five wells which are expected to ultimately produce from the Codell and Niobrara formations.  The initial completion for the wells was in the Codell zone and the Niobrara zone was left behind pipe for future production.  The five wells produced a total of 9,403 barrels of oil equivalent (BOE) during the first 30 days of production.  Haythorn is located in the Northeast Quarter of Section 36, Township 7 North-Range 66 West.  The Company owns a 100% working interest (WI) and an 82% net revenue interest (NRI) in the project.

Leffler:

The Company drilled four wells on the Leffler prospect to test the Codell and Niobrara formations.  The prospect is located in the Southwest Quarter of Section 26, Township 7 North-Range 66 West.  The four Leffler wells, all of which were initially completed in the Codell formation, produced a total of 5,352 BOE during the initial 30 days of production.  Synergy owns a 100% WI and an 81% NRI in the project.

Cletcher:

In February, Synergy successfully completed three wells on the Cletcher prospect which is located in the Northeast Quarter of Section 21, Township 4 North-Range 68 West.  All 3 wells were drilled to a depth sufficient to test the Niobrara, Codell, and J-Sand.  The initial completion activities targeted a different zone for each of the 3 wells, one in the J-Sand, one in the Codell, and one in the Niobrara.  The wells have been in productive status for approximately one week, and the initial production data is being compiled.  Synergy owns a 100% WI and an 83% NRI in the project.

Margil:

Synergy has drilled and completed five Codell / Niobrara / J-Sand wells at our second drilling site on the Margil prospect.  Initially, four of the wells were successfully completed in the Codell formation while the fifth well was successfully completed in the J-Sand formation.  The wells are currently being hooked up to pipeline.  The prospect is located in the Southwest Quarter of Section 34, Township 4 North-Range 68 West.  Synergy Resources owns a 100% WI and an 80% NRI in the project.

Klein and Hilfer:

The drilling of 8 wells has been completed on the Klein and Hilfer prospects which are located in the South Half of Section 8, Township 4 North-Range 67 West.  Completion activities are underway.  The Company anticipates that the initial completion targets will be in the Codell / J-Sand formations with ultimate production from the Codell / Niobrara / J-Sand zones.  Synergy owns a 96% WI in the project.

AIMS Community College and Greeley County Club:

On March 2, 2012, drilling activities commenced in Section 10 and 11, Township 5 North-Range 66 West location of the AIMS Community College and Greeley County Club prospect.  The Company anticipates drilling 9 wells in approximately 7 weeks, with completion activities to take place primarily during May.  Synergy owns an 87.5% WI in the project.

Wake E-24-77-HN

Drilling operations of the horizontal Niobrara well known as the Wake E-24-77-HN reached total depth during February and the operator “Noble Energy” commenced completion activities.  Plans for the well include 19 stage hydraulic fracture stimulation in the horizontal lateral of approximately 4,800 feet.  Synergy has a 25% WI in the well.

Craig Rasmuson, Vice President of Operations and Production for Synergy, said, “Our 2012 drilling program is delivering strong results as we continue to successfully drill and complete locations within our 2012 capital budget.  Given the current macroeconomic climate of increasing oil prices, we are targeting liquid rich production.  The production rates from our 2012 wells are meeting internal expectations as we work toward the next significant production milestone.  In summary, fiscal 2012 is quickly shaping up to be a record drilling year.”

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company.  Synergy’s core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska.  The Wattenberg field in the D-J Basin ranks as the 7th largest field in the U.S. in terms of proved gas reserves and 9th in production.  Synergy’s corporate offices are located in Platteville, Colorado.  More company news and information is available at www.SYRGinfo.com.

This press release may contain forward-looking statements.  The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information.  Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information.

Contact:
Synergy Resources Corporation
970-737-1073
investorrelations@syrginfo.com